                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            Amendment Number One To
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        INTERNET MULTI-MEDIA CORPORATION
             (Exact name of Registrant as specified in its charter)

                              MILLENIA CORPORATION
                          (Former name of Registrant)

             Nevada                                            87-0431096
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


        2533 North Carson Street, Suite 3358, Carson City, Nevada 89706
          (Address of Principal Executive Offices including zip code)

                         2000 Consulting Services Plan
                             2000 Stock Option Plan
                     Compensation and Consulting Agreements
                           (Full title of the plans)

                    SEC File Numbers 333-42362 and 333-42622

                           Christopher J. Moran, Jr.
                             4625 Clary Lakes Drive
                             Roswell, Georgia 30075
                    (Name and address of agent for service)
                                 (770) 518-9542
         (Telephone number, including area code, of agent for service)


The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                                   SUBJECT TO COMPLETION


                        Internet Multi-Media Corporation

                                  Common Stock
                                3,503,000 Shares


         The stockholders of Internet Multi-Media Corporation listed on page 15 will, from time to time, be offering and selling an aggregate of 3,503,000 shares of our $.001 par value Common Stock under this prospectus. The shares being offered under this prospectus include: (i) 2,653,000 shares of our Common Stock that were issued to certain of our present and past officers, directors and consultants and (ii) 850,000 shares that will be issued to our past and present directors upon the exercise of outstanding options.

         The selling stockholders' shares are not being underwritten and we will not receive any proceeds from the sale of the shares.

         Our Common Stock is traded on the NASDAQ Over-The-Counter Bulletin Board under the trading symbols IIMC and IIMC-OB.

         Prospective purchasers of our shares should carefully read the risk factors beginning on page 6.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.






                  The date of this Prospectus is October 17, 2000.

                               TABLE OF CONTENTS

Prospectus Summary...................................................    4

Risk Factors.........................................................    6

Selling Stockholders.................................................   15

Use of Proceeds......................................................   21

Plan of Distribution.................................................   21

Legal Matters........................................................   22

Experts..............................................................   22

Where You Can Find More Information About Us.........................   23

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus and the documents and information incorporated herein by reference. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. In this prospectus, references to the "Company," "we," "our" and "us" refer to Internet Multi-Media Corporation, a Nevada corporation.

                            Our History and Business

         We are a Nevada Corporation. Our principal business address is 2533 North Carson Street, Suite #3358, Carson City, Nevada, 89706. Our telephone number is 702-841-4779.

         We were originally incorporated as Yellow Jacket Corp. under the laws of the State of Utah on November 25, 1985. Effective October 31, 1993 we merged with Waco Holding Company ("Waco") a newly formed Nevada Corporation. Waco was initially incorporated in Nevada as Yellow Jacket Corp. but changed its name to Waco. At the time of the Merger the only asset of Waco was an option to purchase certain rights to a mining concession in Mexico known as the Santa Rita Mine. On October 31, 1994 we changed our name to Millenia Corporation.

         We entered into a Plan and Agreement of Merger dated March 17, 1998 with NN Acquisition Corp. and Naturally Niagara Beverage Corporation; which became effective June 1, 1998. We acquired the exclusive license to produce and market various related spring water beverage products. On January 25, 2000 we changed our name to Internet Multi-Media Corporation.

         On February 23, 2000 we entered into a Letter of Agreement with SMC Soundmusic.com ("SMC") to acquire SMC. The valuation of SMC was not established to the satisfaction of our management, no formal share exchange agreement was ever entered into, and we shall not enter into this acquisition.

          On August 2, 2000, registrant acquired Oasis Technology.S.r.l. "Oasis"), an Italian Limited Liability Corporation located in Verona, Italy. The acquisition was through a stock swap and Oasis is now a wholly-owned subsidiary of registrant. The registrant exchanged a total of 38,000,000 shares of its common stock for 100% of Oasis. A final version of this agreement was included with our Form 8-K filed on August 7, 2000. Financial statements of Oasis were included in our Form 8-K/A filed on October 10, 2000. The former control person of Oasis, Stefano Zorzi, is currently a director of our company and owns a majority of our outstanding shares of Common Stock. (53.22% - without giving effect to the potential exercise of options to purchase up to 2,850,000 shares issued to a consultant and to several of our directors and former directors).

         On September 29, 2000 Oasis changed its name to AmEurotech S.r.l. It is anticipated that we will also undergo a name change in the future to better reflect our current business activities.

         On or about September 21, 2000, we announced that our wholly-owned subsidiary, Oasis, had acquired 100% of the assets of Bikappa, S.r.l. (also an Italian corporation) located in Verona, Italy. Bikappa, S.r.l. is a 20 year old steel and aluminum manufacturing company. Certain details related to this transaction are still being negotiated and complete details will be included in a future Form 8-K as well as any post-effective amendment to this prospectus.

         We had been in the development stage prior to our acquisition of Oasis. We continue to seek future merger or acquisition targets.

         Selecting future merger or acquisition target will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries, and shortages of available capital, management believes that there are numerous entities seeking the benefits of a publicly-traded corporation. Such perceived benefits of a publicly traded corporation may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for the principals of a business, creating a means for providing incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statues) for all stockholders, and other items. Potential merger or acquisition targets may exist in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such merger or acquisition targets extremely difficult and complex.

         It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer. However, we do not intend to obtain funds in one or more private placements to finance the operation of any acquired business opportunity until such time as we have successfully consummated merger or acquisition with an existing company.

         In order to assist us in selecting and contacting potential future merger or acquisition candidates, we have entered into a Consulting Agreement with Doctor Guido Longo. The Consulting Agreement requires Dr. Longo to assist us in all areas relating to marketing and public relations including, but not limited to:

         -        Recommendation and preparation of corporate strategies.

         - The preparation and presentation to us of marketing plans for our services and products.

         - Providing due diligence studies for proposed strategic alliance partners.

         - Advise us on all matters dealing with existing shareholder relations.

         - Providing us with due diligence assistance on proposed merger or acquisition targets.

                                  The Offering



Common Stock offered by the selling stockholders:     3,503,000 shares(1)

Common Stock outstanding:                            71,394,494 shares(2)



(1) Consists of 2,653,000 shares of Common Stock currently outstanding and 850,000 shares of Common Stock issuable upon the exercise of currently outstanding options.

(2) Does not include the 2,850,000 shares of Common Stock issuable upon the exercise of currently outstanding options. If all options were exercised, our aggregate Common shares outstanding would be 74,244,494 shares.



                                  RISK FACTORS

         You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

We Have Only a Limited Operating History or Basis for Evaluating Prospects

         We have no operating business other than through our wholly-owned subsidiary Oasis. Our subsidiary, Oasis, only became operative on January 4, 2000. Oasis, however, has acquired all of the assets of Bikappa, S.r.l., an Italian company that has been in business for 20 years.

Accordingly, there is only a limited basis upon which to evaluate our prospects for achieving our intended business objectives.

We May Need Additional Financing In Order to Execute Our Business Plan

         While our wholly-owned subsidiary, Oasis, has had a profit for the nine month period ended September 30, 2000 as demonstrated in the financial statements contained in our Form 8-K/A dated October 10, 2000, we have had no revenues to date and will be entirely dependent upon our available financial resources to implement our business objectives. We cannot ascertain with any degree of certainty


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

the capital requirements for the execution of our business plan. In the event that our financial resources prove to be insufficient to implement our business plan (because of the size of the merger or acquisition or other reasons), we may be required to seek additional financing. In addition, in the event of the consummation of merger or acquisition, we may require additional financing to fund the operations or growth of the merger or acquisition target.

Additional Financing May Not Be Available to Us If Needed

         There can be no assurance that additional financing, if needed, will be available on acceptable terms, or at all. To the extent that additional financing proves to be unavailable when needed, we would, in all likelihood, be compelled to abandon plans of merger or acquisition, and would have minimal capital remaining to pursue other merger or acquisition targets. Our failure to secure additional financing, if needed, could also have a material adverse effect on the continued development or growth of our merger or acquisition target. We have no arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

We May Not Be Able to Borrow Funds If Needed

         There currently are no limitations on our ability to borrow funds to increase the amount of capital available to us to effect merger or acquisition. However, our limited resources and lack of operating history will make it difficult to borrow funds. The amount and nature of any of our borrowing will depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowing and the then prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by us and in our best interests. Our inability to borrow funds required to effect or facilitate merger or acquisition, or to provide funds for an additional infusion of capital into merger or acquisition target, may have a material adverse effect on our financial condition and future prospects. Additionally, to the extent that debt financing ultimately proves to be available, any borrowing may subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. Furthermore, merger or acquisition target may have already incurred borrowing and, therefore, all the risks inherent in borrowing funds.

We Are Unable to Ascertain Risks Relating to the Industry and Nature of Unidentified Merger or Acquisition Targets

         We have not selected any particular industry or merger or acquisition target in which to concentrate our future merger or acquisition efforts. Accordingly, there is no basis to evaluate the possible merits or risks of any merger or acquisition target or the particular industries in which we may ultimately operate, and therefore risks of a currently unascertainable nature may arise when a specific merger or acquisition target and industry is chosen. For example, to the extent that we effect merger or acquisition with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenues or income), we will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect merger or acquisition with an entity in an industry characterized by a high level of risk, we will become subject to the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes certain industries which experience rapid growth.

         Although management will endeavor to evaluate the risks inherent in a particular merger or acquisition target or industry, there can be no assurance that we will properly ascertain or assess all such risks. We have, however, contracted with Dr. Guido Longo to assist our management in evaluating potential merger or acquisition targets.

Scarcity of and Competition for Merger or Acquisition Opportunities May Hinder the Identification of Merger or Acquisition Targets and the Consummation of any Merger or Acquisition.

         We expect to encounter intense competition from other entities having business objectives similar ours. Many of these entities, including venture capital partnerships and corporations, other blind pool companies, large industrial and financial institutions, small business investment companies and wealthy individuals, are well-established and have extensive experience in connection with identifying and effecting merger or acquisitions directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than us and there can be no assurance that we will have the ability to compete successfully. Our financial resources will be limited in comparison to those of many of our


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

competitors. This inherent competitive limitation may compel us to select certain less attractive merger or acquisition prospects. There can be no assurance that such prospects will permit us to achieve our stated business objectives. We believe, however that the Dr. Longo, our financial and marketing consultant, will be able to help us in this matter.

We Have No established Standards for Merger or Acquisition, Which May Impair the Identification, Evaluation and Consummation of Suitable Merger or Acquisition Opportunities.

           There can be no assurance that we will successfully identify and evaluate Suitable merger or acquisition opportunities or successfully conclude any merger or acquisition. There is no assurance that we will be able to negotiate merger or acquisition on terms favorable to us. We have not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which we will require merger or acquisition target to have achieved. Accordingly, we may enter into merger or acquisition with merger or acquisition target having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth, or other negative characteristics.

We May Be Subject to Uncertainty in the Competitive Environment of Merger or Acquisition Targets.

         In the event that we succeed in effecting future mergers or acquisitions, we will, in all likelihood, become subject to intense competition from competitors of the merger or acquisition target. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with greater financial, marketing, technical, human and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective merger or acquisition target cannot presently be ascertained. There can be no assurance that, subsequent to a consummation of merger or acquisition, we will have the resources to compete effectively in the industry of the merger or acquisition target, especially to the extent that the merger or acquisition target is in a high-growth industry.

We May Pursue Merger or Acquisition With Merger or Acquisition Target Operating Outside the United States: Special Additional Risks Relating to Doing Business in a Foreign Country

         We may effectuate merger or acquisition with merger or acquisition target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States. Both Oasis and Bikappa, for example, are incorporated under the laws of Italy. In such event, we may face the significant additional risks associated with doing business in that country. In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers that may make it difficult to evaluate such merger or acquisition target, ongoing business risks result from the internal political situation, uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability that may be exacerbated in various foreign countries.

Some of Our Officers and Directors are Part-time.

         Some of our officers and directors have other, full-time positions and are not required to commit their full time to our affairs. As a result, the consummation of a merger or acquisition may require a greater period of time than if all of our management devoted their full time to our affairs. However, our officers and directors will devote such time as they deem reasonably necessary to carry out our business and affairs, including the evaluation of Potential merger or acquisition and acquisition targets and the negotiation and consummation of mergers or acquisitions.

Risks to Stockholders Relating to Dilution: Authorization of Additional Securities and Reduction of Percentage Share Ownership Following Merger or Acquisition.

         Our certificate of incorporation authorizes the issuance of 90,000,000 shares of Common Stock. There are currently 15,755,506 authorized but unissued shares of Common Stock available for issuance. This amount excludes 2,850,000 shares of Common Stock reserved for issuance upon the exercise of presently outstanding options. We have no commitments as of this date to issue any of these 15,755.506 shares of Common Stock. We will, in all likelihood, issue a substantial number of additional shares in connection with or following a merger or acquisition. To the extent that additional shares of Common Stock are issued, our Stockholders would experience dilution of their respective ownership interests.

         Additionally, if we issue a substantial number of shares of Common Stock in connection with or following a merger or acquisition, a change in control may occur which may affect, among other things, our ability to utilize net operating loss carry forwards, if any. Furthermore, the issuance of a substantial number of shares of our Common Stock may adversely affect prevailing market prices, if any, for our Common Stock and could impair our ability to raise additional capital through the sale of our equity securities. We may use consultants and other third parties providing goods and services, including assistance in the evaluation of Potential merger or acquisition targets. These consultants or third parties may be paid in cash, stock, options or other of our securities. We have contracted with Dr. Guido Longo to assist us in future mergers or acquisitions, as well as to assist us in other areas. Our Board of Directors has the sole discretion to engage consultants and other assistance and to pay partially or in whole with our Stock or options for our Stock and to raise additional funds by selling our securities which may involve substantial additional dilution to the investors.

Taxation Considerations May Impact the Structure of a Merger or Acquisition and Post-Merger Liabilities

         Federal and state tax consequences will, in all likelihood, be major considerations in any merger or acquisition we may undertake. The structure of merger or acquisition or the distribution of securities to stockholders may result in taxation of us, merger or acquisition target or our stockholders. Typically, these transactions may be structured to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions. We intend to structure any merger or acquisition so as to minimize the federal and state tax consequences to both us and our merger or acquisition target. Management cannot assure that merger or acquisition will meet the statutory requirements for a tax-free reorganization, or that the parties will obtain the intended tax-free treatment upon a transfer of Stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect on both parties to the transaction.

We May Be Deemed an Investment Company and Subjected to Related Restrictions

         The regulatory scope of the Investment Company Act of 1940, as amended, which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities which may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. We believe that our anticipated principal activities, which will involve acquiring control of an operating company, will not subject us to regulation under the Investment Company Act. Nevertheless, there can be no assurance that we will not be deemed to be an investment company, particularly during the period prior to consummation of merger or acquisition. If we are deemed to be an investment company, we may become subject to certain restrictions relating to our activities, including restrictions on the nature of our investments and the issuance of our securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of our characterization as an investment company, our failure to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, have a material adverse effect on our future business prospects.

We are Authorized to Issue Preferred Stock

        Our certificate of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, with such designations, powers, preferences, rights, qualifications, limitations and restrictions of such series as the Board of Directors, subject to the laws of the state of Nevada, may determine from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so in the future. As of this date, we have no outstanding shares of preferred stock.

Our Stock is a Penny Stock

         The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not


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otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities laws; (iii) contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in penny stock, the customer (I) with bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) month account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Since the Company's securities are subject to the penny stock rules, holders of those securities may have difficulty selling those securities.


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


                              SELLING STOCKHOLDERS

         The shares offered by this prospectus include up to 3,503,000 shares of our Common Stock, including: (i) 2,653,000 shares of Common Stock issued to our present and past officers, directors and consultants as consideration for consulting services rendered by them, and (ii) 850,000 shares of Common Stock issuable upon the exercise of options issued to our directors with an exercise price of $0.18 per share.

         The shares listed below represent all of the shares that, to our knowledge, each selling stockholder beneficially owned as of October 17, 2000. The number of shares each of them may offer and the number of shares each of them will own after the offering assumes (i) that they sell all of the shares registered, and (ii) that they acquire no additional shares before completion of this offering.


Name of Selling            Common Stock Owned              Common Stock Being       Common Stock To Be
Shareholder                Beneficially Before This        Registered In This       Owned Beneficially
                           Offering                        Offering                 After This Offering (1)
---------------            ------------------------        ------------------       ----------------------
Reno J. Calabrigo(2)       1,338,000 shares(2)             1,338,000 shares                  0(2)

Cornelia Patterson           500,000 shares                  500,000 shares                  0(2)

Michael Waldkirch          1,235,000 shares                1,215,000 shares                  0


(1) Pursuant to Rule 416 of the Securities Act, this prospectus also covers such additional number of shares of Common Stock as may become issuable upon exercise of the options held by the selling stockholders as a result of stock splits, stock dividends and similar transactions.

 (2) Assumes that all of the shares acquired upon exercise of the options held by the selling stockholders covered by this prospectus are sold in the offering.

Security Ownership of Certain Beneficial Owners and Management

         The following tables set forth information relating to the beneficial ownership of our Common Stock by those persons beneficially holding more than 5% of the Company's Common Stock, by directors and executive officers, and by all of the Company's directors and executive officers as a group. As of October 17, 2000 there were 71,394,494 Common Shares issued and outstanding as well as options to purchase 2,850,000 shares held by our current or former directors and a consultant to our company.

(A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:



  TITLE OF          NAME AND                  AMOUNT AND NATURE               PERCENTAGE OF
    CLASS            ADDRESS                       OF                          OUTSTANDING
                       OF                       BENEFICIAL
                   BENEFICIAL                   OWNERSHIP
                      OWNER
  --------         ----------                 -----------------               -------------
Common Stock        Stefano Zorzi            38,000,000 Shares Record           53.33%
                    Viale Dell'              and Beneficial
                    Industria,
                    1-37059 Zevio
                    (Verona)

Common Stock        Dr. Guido Longo          4,500,000 Shares Record             06.3%
                                             and Beneficial

(B)      SECURITY OWNERSHIP OF MANAGEMENT:

                                  NAME AND ADDRESS OF                     AMOUNT AND NATURE OF
TITLE OF CLASS                     BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP     PERCENTAGE OF OUTSTANDING
--------------                    ------------------                     ---------------------     -------------------------
Common Stock                   Reno J. Calabrigo                        1,338,000 Shares Record              01.87%
                               170 The DonWay West, Suite               and Beneficial
                               305 Toronto, Ontario, Canada

Common Stock                   Cornelia Patterson                       500,000 Shares Record and             00.7%
                               1348 Ottawa Avenue West                  Beneficial
                               Vancouver, BC, Canada

Common Stock                   Thom Knowles                             900,000 Shares Record and            01.26%
                               423 Mammoth Oaks Drive                   Beneficial
                               Charlotte, North Carolina
                               28270

Common Stock                   Stefano Zorzi                            38,000,000 Shares Record             53.22%
                               Viale Dell' Industria,                   and Beneficial
                               1-37059 Zevio (Verona) Italy

Common Stock                   Sandy Winick                             0 Shares Record and                  00.00%
                               3266 Yonge Street                        Beneficial
                               Suite 1208
                               Toronto, Ontario M4N 3P6,
                               Canada

Common Stock                   All Officers and Directors               40,738000 Shares Record              57.06%
                               as a Group (five persons)                and Beneficial

(C)      CHANGES IN CONTROL:

         There are currently no arrangements known to management that may result in a change in control of the Company.

OUR DIRECTORS AND EXECUTIVE OFFICERS.

                        Directors and Executive Officers

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure

NAME                                         POSITION HELD
----                                         -------------
RENO J. CALABRIGO                     Chief Executive Officer and Director

STEFANO ZORZI                         Director

TOM KNOWLES                           President, Treasurer and Director


CORNELIA PATTERSON                    Secretary


DESCRIPTION OF SECURITIES

         We are authorized to issue 100,000,000 shares each having a par value of $.001 per share of which 90,000,000 shall be Common Shares and 10,000,000 shall be Preferred Shares. As of October 17, 2000, we had 71,394,494 Common Shares outstanding as well as options held by our directors and by a consultant to purchase up to 2,850,000 Shares. No Preferred Shares are issued or outstanding.

         Each shareholder of Common Stock, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on. The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business. Assuming that a quorum is present, the affirmative vote of a majority of our shares present in person or represented by proxy is required. Our articles do not provide for cumulative voting or pre-emptive rights.

         There are outstanding options to purchase 2,850,000 Shares of our Common Stock held by our directors and by a consultant to our company. We have never paid a dividend on our Common Shares, and we currently intend to retain earnings, if any, for use in our business and to finance future growth. Accordingly, we anticipate that no dividends will be paid to holders of Common Shares in the foreseeable future. Any future determination as to the distribution of cash dividends will depend upon our earnings and financial position at that time and such other factors as our Board of Directors may deem appropriate.

                                 USE OF PROCEEDS

         We will receive the proceeds from the payment of the exercise price of the options and these payments will be applied towards our working capital. We will not receive any portion of the proceeds from the sale of the shares of Common Stock held by the selling stockholders or the resale of the shares of Common Stock acquired upon exercise of the options.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. "Selling stockholders" as used in this prospectus, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

         In the public market, the selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In addition, the selling stockholders may use broker-dealers to sell their shares in the public market. Sales through brokers or dealers may involve one or more of the following:

         - block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commission from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

         - shall not engage in any stabilization activity in connection with our securities;

         - shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

         - shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.


                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus will be passed upon for us by Christopher J. Moran, Attorney at Law, Atlanta, Georgia.

                                     EXPERTS

         Our financial statements for the years ended December 31, 1999 and December 31, 1998 have been included herein in reliance on the report of Marvin Winick, B.Sc., Chartered Accountant and upon the authority of that firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any materials that we have filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         This prospectus is a post effective amendment to two registration statements on Form S-8 that we filed with the SEC and omits portions of the information contained in the registration statements as permitted by the SEC. Additional information regarding us and our Common Stock is contained in the registration statements. You can obtain copies of the registration statements from the SEC at the street address or Internet site listed in the above paragraph.

         The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC, will automatically update this prospectus. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1933, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

(A)      Our Form 10-SB as filed with SEC on February 2, 2000.

(B) Our Form 10-KSB filed for the year ended December 31, 1999 as well as our latest quarterly report on Form 10-QSB for the quarter ended June 30, 2000.

(C) Our Current Reports on Form 8-K as filed on August 9, September 28, September 29, October 10, and October 17, 2000.

(D) Our Form S-8 Registration Statements dated July 27, July 31, and September 28, 2000.

(E) All other reports that we may file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by our Form 10-KSB for the year ended December 31, 1999, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(F) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Commission by the Registrant:

(A)      Our Form 10-SB as filed with SEC on February 2, 2000.

(B) Our Form 10-KSB filed for the year ended December 31, 1999 as well as our latest quarterly report on Form 10-QSB for the quarter ended June 30, 2000.

(C) Our Current Reports on Form 8-K dated September 29, October 10, and October 17, 2000.

(D) Our Form S-8 Registration Statements dated July 27, July 31, and September 28, 2000.

(E) All other reports that we may file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by our Form 10-KSB for the year ended December 31, 1999, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(F) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         L. Van Stillman, Esq., prepared our Form S-8 filed with the Securities and Exchange Commission on September 28, 2000 and incorporated into this Prospectus by reference. Mr. Stillman received 150,000 Shares of our Common Stock pursuant to the Form S-8 filed on September 28, 2000 as legal fees.

Item 6.  Indemnification of Directors and Officers

         Under the Nevada Business Associations Act (the "Business Association Act") Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

         The Company may, at the discretion of the Board of Directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

         The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against. The inclusion of provisions limiting liability of the Registrant's officers and directors may have the effect of reducing the likelihood of derivative litigation against the officers and directors and may discourage or deter stockholders or management from bringing a lawsuit against the officers and directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its stockholders.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 13(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, CANADA on October 17, 2000.


                                             INTERNET MULTI-MEDIA CORPORATION

Dated:   October 17, 2000                    By: /s/ Reno J. Calabrigo
                                                -------------------------------
                                                Reno J. Calabrigo
                                                CEO and Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Dated:   October 17, 2000                    By: /s/ Reno J. Calabrigo
                                               --------------------------------
                                               Reno J. Calabrigo, Chief
                                               Executive Officer and
                                               Director, Principal Executive
                                               Officer


Dated:   October 17, 2000                    By: /s/ Stefano Zorzi
                                               --------------------------------
                                               Stefano Zorzi, Director


Dated:   October 17, 2000                    By: /s/ Cornelia Patterson
                                               --------------------------------
                                               Cornelia Patterson, Secretary


Dated:   October 17, 2000                    By: /s/ Tom Knowles
                                               --------------------------------
                                               Tom Knowles, President,
                                               Treasurer and Director


Dated:   October 17, 2000                    By: /s/ Sandy Winick
                                               --------------------------------
                                               Sandy Winick, Chief Financial
                                               Officer

INDEX TO EXHIBITS

Regulation S-B
Exhibit Number                             DESCRIPTION
---------------                            -----------
      (3)(I)(a)         Restated and Amended Articles of Incorporation dated
                        November 3, 1994 (1)

      (3)(I)(b) Certificate of Amendment to Articles of Incorporation dated November 29, 1997 (1)

      (3)(I)(c)         Certificate of Reinstatement dated January 25, 2000 (1)

      (3)(ii)(a)        ByLaws (1)

      (5)               Opinion of Counsel

      (21)              Subsidiaries of the Registrant

      (23) (a)          Consent of CPA

      (23) (b)          Consent of Counsel

      (27)              Financial Data Schedule (2)

-------------------

(1) Incorporated by reference from Registrant's Form 10-SB Registration Statement as filed on February 2, 2000.

(2) Incorporated by reference from Registrant's Form 10-QSB for the quarter ended June 30 30, 2000.